Exhibit 77M - Mergers

In a merger that was effective as of the close of business on April 4, 2008, Citizens Core Growth Fund and Citizens Value Fund, each a series of Citizens Funds, merged into a newly created series of Sentinel Group Funds, Inc., the Sentinel Sustainable Core Opportunities Fund. On the same day, Citizens Emerging Growth Fund and Citizens Small Cap Core Growth Fund, also each a series of Citizens Funds, merged into a newly created series of Sentinel Group Funds, Inc., the Sentinel Sustainable Emerging Companies Fund.

One merger was accomplished by Sentinel Sustainable Core Opportunities Fund issuing Class A shares to the Standard Class shareholders of Citizens Core Growth Fund and Citizens Value Fund, and issuing Class I shares to the Administrative and Institutional Class shareholders of Citizens Core Growth Fund and the Institutional Class shares held by shareholders of Citizens Value Fund, in exchange for substantially all the assets of Citizens Core Growth Fund and Citizens Value Fund. The Citizens Core Growth Fund and Citizens Value Fund were then liquidated.

The other merger was accomplished by Sentinel Sustainable Emerging Companies Fund issuing Class A shares to the Standard Class shareholders of Citizens Emerging Companies Fund and the shareholders of Citizens Small cap Core Growth Fund, and issuing Class I shares to the Administrative and Institutional Class shareholders of Citizens Emerging Growth Fund, in exchange for substantially all the assets of Citizens Emerging Growth Fund and Citizens Small Cap Core Growth Fund. The Citizens Emerging Growth Fund and Citizens Small Cap Core Growth Fund were then liquidated.

Both reorganizations were approved by the Board of Trustees of Citizens Funds on October 26, 2007. The shareholders of each relevant class of shareholders of the Citizens Value Fund, Citizens Emerging Growth Fund and Citizens Small Cap Core Growth Fund approved the respective reorganizations on March 4, 2008, and the shareholders of the Citizens Core Growth Fund approved the reorganization on March 27, 2008. The Citizens Funds agreed to de-register and dissolve as soon as practicable following the reorganizations.